Metalico, Inc.
FOR IMMEDIATE RELEASE
METALICO REPORTS HIGHER SALES AND OPERATING INCOME
CRANFORD, NJ, August 3, 2005 – Metalico, Inc. (AMEX: MEA), a scrap metal recycler and lead products fabricator, today announced 2005 second-quarter net income of $1,206,000 or $.05 per share, compared to net income of $1,254,000 or $.06 per share for the quarter ended June 30, 2004.
Revenue and operating income for the quarter were $40,344,000 and $2,525,000, which represented an increase of 63% and 27%, respectively, over revenues of $24,742,000 and $1,996,000 in operating income from the prior year period.
Metalico’s second quarter results were negatively impacted by $.01 per share or $225,000 net of tax principally reflecting a tentative settlement reached with the U.S. Environmental Protection Agency on a claim for reimbursement of remediation and response costs for certain properties located near College Grove, Tennessee. The settlement is subject to documentation and regulatory approval by the Department of Justice.
During the second quarter, Metalico’s scrap metal segment experienced sequential and year- over-year unit volume increases of approximately 13% for ferrous and 26% for non-ferrous. However, these benefits were greatly offset by higher material costs as a percentage of sales and lower ferrous selling prices that squeezed gross margins.

186 North Avenue East, Cranford, NJ 07016	(908) 497-9610	(908) 497-1097 (Fax)

In the lead fabrication segment, Metalico continued to benefit from its September 2004 Mayco joint venture acquisition and the continued integration of Mayco with Metalico’s other fabricating operations. Other than the Company’s smelting operations, which suffered from production problems during the quarter, the lead business enjoyed sharply higher sales and operating income.
In keeping with the Company’s goal of strengthening its financial condition, Metalico recently completed the sale of real property in Atlanta, Georgia held for disposal and used the $1,995,000 of proceeds to reduce debt. The land sale, coupled with income from operations, has allowed Metalico to reduce debt outstanding under its credit facility from a total of $19,284,000 at March 31, 2005 to $14,550,000 as of July 31, 2005 a reduction of $4,734,000. Shareholders’ equity finished the second quarter at $52.2 million, an increase of $6.7 million from December 31,2004.
Commenting on the Company’s results and recent developments, Metalico President and CEO Carlos E. Agüero said, “Our strategy of maintaining a balanced mix of metal commodities in our revenue stream resulted in earnings stability relative to others in the metal industry that are less diversified by commodity. In addition, our improved financial condition, resulting from the EPA settlement and debt reduction, combined with lower ferrous scrap commodity prices, should improve the Company’s ability to continue pursuing acquisition opportunities where the buyer’s and seller’s expectations of valuation are better matched to the more modest ferrous commodity price environment that exists today.”
Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates five recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.
This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

186 North Avenue East, Cranford, NJ 07016	(908) 497-9610	(908) 497-1097 (Fax)

Contact:	Metalico, Inc. Carlos E. Agüero Arnold S. Graber (908) 497-9610 FAX: (908) 497-1097 Asgraber@metalico.com

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186 North Avenue East, Cranford, NJ 07016	(908) 497-9610	(908) 497-1097 (Fax)

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
	($ thousands, except per share data)
Selected Income Statement Data:
Revenues	$40,344	$24,742	$81,196	$48,626

Costs and expenses:
Operating expenses	33,759	20,113	67,077	39,024
Selling, general and administrative expenses	2,939	1,982	6,093	3,627
Depreciation and amortization	1,121	651	2,222	1,210

	37,819	22,746	75,392	43,861

Operating income	$2,525	$1,996	$5,804	$4,765

Income from continuing operations	$1,431	$1,211	$3,054	$2,902
Discontinued operations	(225)	43	(245)	2

Net income	$1,206	$1,254	$2,809	$2,904

Diluted earnings per share:
Net income	$0.05	$0.06	$0.12	$0.13

Diluted weighted average common shares outstanding:	26,105,108	21,816,937	24,006,164	22,689,875

186 North Avenue East, Cranford, NJ 07016	(908) 497-9610	(908) 497-1097 (Fax)

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (continued)
(UNAUDITED)

	June 30,	December 31,
	2005	2004
	($thousands)
Assets:
Current assets	$32,097	$33,176
Property, plant and equipment, net	28,424	25,269
Intangible and other assets	32,993	34,518

Total assets	$93,514	$92,963

Liabilities and Stockholders’ Equity:
Current liabilities	$17,084	$18,992
Debt and other long-term liabilities	23,139	27,271

Total liabilities	40,223	46,263
Redeemable common stock	1,100	1,200
Stockholders’ equity	52,191	45,500

Total liabilities and stockholders’ equity	$93,514	$92,963

186 North Avenue East, Cranford, NJ 07016	(908) 497-9610	(908) 497-1097 (Fax)